CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Manager Directed Portfolios and to the use of our report dated December 27, 2019 on the financial statements and financial highlights of Hardman Johnston International Growth Fund (formerly, Marmont Redwood International Equity Fund), a series of shares of beneficial interest in Manager Directed Portfolios. Such financial statements and financial highlights appear in the October 31, 2019 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
January 24, 2020